Exhibit 99.2

Bitmine Chairman’s Message — May 2026

Hi there, this is Tom Lee. I’m the Chairman of Bitmine Immersion Technologies, and this is our Chairman’s Message for the month of May 2026. I want to talk about Crypto Spring and why I believe Ethereum is the future of money. Here are some disclaimers.

Let’s start with why I believe Crypto Spring is here. I know that many of you believe we’re still in the fog of war, and it is indeed true the US is in the midst of a conflict with Iran. But what you have to focus on is that Ethereum has now risen for three months consecutively. In fact, if Ethereum closes May above $2,100, that would be the third consecutive month. As I’m highlighting here, there’s never been a crypto winter where Ethereum has closed up three consecutive months in a row. In other words, the fact that we’re up three months in a row means crypto winter is over.

Another way to think of this is to look at software stocks and Ethereum. Both have been highly correlated to each other, and as you can see, software stocks have risen along with Ethereum. In fact, at Fundstrat, software is now among our top sector picks as of May 1.

So that gets us to some facts: Ethereum is the best performing asset since the start of the Iran war. It’s performing as a wartime store of value. And here’s the thing — it’s been a great diversification tool since 2016. Take a look at this first column that’s highlighted. Let’s look at different allocations you could have done in terms of owning Ethereum on December 31, 2016, from 0% all the way to 33%. These are the starting dollar values. So if you had $100,000, for instance, and you put 5% into Ethereum, that was $5,000 invested. This highlighted column is what it would be worth today. Your $5,000 investment would have grown to $1.5 million.

If you compare that to having zero allocated to Ethereum and you look at your total portfolio today, it’s $230,000 if you had no exposure to Ethereum versus $1.7 million if you had 5% allocated to Ethereum. In other words, you had a 7x increase in your total portfolio with just a 5% exposure to Ethereum.

Another way to think of this is: how much of each asset would you need to own to protect yourself against a 50% decline in the S&P 500? This is the required hedge. You would need just 0.4% 10 years ago in Ethereum to protect yourself against basically a wipeout in the stock market. Gold, which is considered a store of value, you’d have to add 37% of your portfolio. So you can see the point here — you’d want to own just a small piece of Ethereum as a source of diversification and as a hedge.

Now, Ethereum does track Bitcoin, so I think you should look at the price ratio. The current price ratio is below not only the eight-year average, but the 2021 high of 0.087. And you’ve seen this chart from us before. If Bitcoin gets to $250,000 — which we think is fair value in the next 12 months — and Ethereum gets to its eight-year average of the price ratio, that’s $12,000 Ethereum. That’s a lot of upside from here. If it gets to the 2021 high, that’s $22,000 Ethereum. Keep in mind, those are two numbers to watch. And if ETH becomes the payment rails of the future, which we believe is the case, that would imply $62,000 Ethereum. So clearly a lot of upside from here.

Ethereum is exiting a long consolidation, something I’ve talked about before, and you can see this current consolidation is five years. But those other consolidations resulted in pretty explosive upside moves: 227x after the 2016 consolidation, and after the 2020 consolidation, a 54x for Ethereum. So I think this next upside is going to be led by tokenization and agentic AI.

So let’s talk about the future of money. Elon Musk said something pretty profound recently. He says that this future system won’t use dollars as currency, just mass and energy. What he’s really referring to is that compute and energy are the two scarce assets. In fact, Larry Fink of BlackRock believes that compute will actually become a new asset class, and that we’ll be buying futures of compute. And Reid Hoffman, the billionaire founder of LinkedIn, said that crypto will become critical in an AI world.

Let’s think about stablecoin transactions, which we said last year was the ChatGPT moment for crypto. You can see stablecoin volumes now exceed Visa payments. This is according to data from Bitwise. And Grayscale believes that the tokenized market is going to reach $300 trillion as we tokenize real estate, fixed income, equities, derivatives, commercial real estate — basically everything.

What does this mean for layer one blockchains? Well, this is Ethereum, which is in pink, and the total value locked of tokenized assets. You can see Ethereum moves pretty closely with that tokenization, meaning that, according to Grayscale, networks that host a large share of tokenized activities may capture a meaningful portion of economic value. In other words, if Ethereum is the leading tokenization platform, its price will go up a lot.

Marc Andreessen, who’s very visionary about the future, says the grand unification of AI and crypto are AI agents, because they’re going to need money. We’ve talked about this before — there are numerous reasons why blockchains are a better way for AI agents to use money. Ok lets put this all together.

If tokenization is the future of assets, money is becoming digital, and AI agents are going to use money, we should think about what it means for the most profitable banks in the future. Today, JP Morgan is the most profitable bank in the world with $59 billion of net income projected this year — almost $60 billion — and 300,000 employees.

But let’s mix in two new types of companies: Jane Street, which is a trading firm, and Tether. Jane Street’s on track to make $40 billion this year with 3,000 employees — 1/1000th the number of employees at JP Morgan. In fact, Jane Street in the first quarter of this year is reporting about $10 billion in net income. That means moving money, which is what Jane Street does, is starting to capture more value than the entire operations of a global bank. Going back to this chart, Jane Street makes more money than Bank of America, Wells Fargo, Citigroup, Morgan Stanley, and Goldman Sachs.

Then let’s look at Tether, the largest stablecoin operator in the world. It’s going to earn about $15 billion this year with 300 employees — 1/1000th the number of employees of JP Morgan. These are two new types of financial institutions that didn’t exist 20 years ago.

Keep in mind, that’s sort of the story — that technology, as it gets introduced to sectors, creates disruption and reduces the value of incumbency. I’m going to highlight a bunch here. Automobiles: we don’t remember any of the horse buggy makers; we only think of the new entrants. With mobile, all those old names really largely don’t exist — it’s mostly mobile today. In digital media, nobody really remembers names like Hearst, Viacom, News Corp as the giants; they were the giants in their day. Today, it’s more Google, Meta, and TikTok. Even more recently, cloud computing: before cloud computing, there were PC names — IBM, Compaq, Dell, Gateway. They’ve given way to Amazon, Microsoft Azure, Oracle, Google Cloud. And finally, in EVs, these traditional automakers are still around, but Tesla is far bigger.

So markets tend to overestimate the value of incumbency, and it’s really the new entrants that capture a lot of that value. What does that mean? I believe in the next 10 years, half of the largest financial institutions in the world are going to be native digital asset companies, many of them in crypto.

Finally, let’s talk about Bitmine. Bitmine has been building in the crypto winter. The first thing we did was invest in Eightco, which is an intersection of AI and identity. It’s a publicly traded company, ticker ORBS, and one of their biggest assets is their holdings of Worldcoin. Worldcoin is helping verify humans to prevent networks and systems that we use from being polluted by digital bots. Take a look today: basically everything from Polymarket to web traffic to emails, even to x.com and Reddit, is starting to see more of the volume come from non-humans. In fact, Reddit wants to consider using face ID for human verification. Eightco owns a stake in OpenAI, World Chain, and MrBeast. Think of it as very similar to a company called Fundrise, ticker VCX. Whereas Fundrise trades at six times NAV, Eightco is undervalued.

The second is Bitmine launched MAVAN, which is the largest single staking operator in the world. We launched commercial service at the end of March of this year. We have more than $14 billion of assets staked, and we’re staking about $2 billion of client assets currently, including other tokens — Hyperliquid, Solana, and Canton. As you can see, the staking operations are generating quite a lot of rewards for Bitmine — over $300 million today, but on track to be $363 million once we fully stake.

We also invested in MrBeast. I’ve talked about that before — he is the largest content creator in the world, but he also bought Step Financial to turn it into a financial services company. I think for Gen Z and Gen Alpha, he’s going to be the Robinhood, SoFi, and Chime combined. And of course, there’s a huge wealth transfer coming for Gen Z and Gen Alpha.

We up-listed to the NYSE big board — that’s a pretty big deal. And finally, we reached 4% of the Ethereum total coin supply. Bitmine was created on June 30th of 2025, and the first 1% of the Ethereum supply came in August. As you can see, the different milestones here: on April 10th, we reached 4%. At this pace, we could reach 5% very quickly, but we actually want to slow the pace of accumulation. We still expect to reach 5% of Ethereum sometime in 2026.

As far as price goes, keep in mind we’re a digital asset treasury, so we’re going to track the price of Ethereum, but we want to outperform Ethereum. For instance, in 2025 Ethereum was up 22%; from June 30th to year-end, Bitmine rose 500%, which means it outperformed by 48,000 basis points. So far this year, Ethereum’s down 18% and Bitmine’s down 15%, so it’s outperforming by 310 basis points. But of course, if Ethereum goes up, so should Bitmine’s price — the correlation is still around 90%.

Recall those price targets we had: $22,000 for Ethereum, $62,000 for payment rail, and $250,000 using both Joe Lubin’s price target for Ethereum and Securitize’s recent price target for Ethereum. That would value Bitmine’s shares at $500 at $22,000 ETH, $1,500 at $62,000 ETH, and $5,000 per share at $250,000 ETH. So you can see quite a lot of upside.

That’s it for now. Thanks for listening, and I’ll speak to you soon.